EXHIBIT 10.2

Execution Copy

SECURITY AND ESCROW AGREEMENT

dated as of December 17, 2004

among

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

as Pledgor,

WELLS FARGO BANK, N.A.,

as Trustee and Collateral Agent,

and

JPMORGAN CHASE BANK, N.A.

as Escrow Agent and as Securities Intermediary

SECURITY AND ESCROW AGREEMENT

This SECURITY AND ESCROW AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2004 by AVENTINE RENEWABLE ENERGY HOLDINGS, INC., a Delaware corporation (“Aventine”), having an office at 1300 South Second Street, P.O. Box 10, Pekin, Illinois 61555-0010, WELLS FARGO BANK, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below, and JPMORGAN CHASE BANK, N.A., a national banking association, as securities intermediary (in such capacity, the “Securities Intermediary”) and escrow agent (in such capacity, the “Escrow Agent”) with respect to the Escrow Account (as hereinafter defined).

W I T N E S S E T H

WHEREAS, Aventine and certain other guarantors named therein, and Morgan Stanley & Co., Incorporated, J.P. Morgan Securities, Inc., Banc of America Securities LLC and Bear, Steams & Co., Inc., each acting as a Placement Agent (collectively, the “Placement Agents”), are parties to a Purchase Agreement dated December 17, 2004 (the “Purchase Agreement”), pursuant to which Aventine is issuing and selling to the Placement Agents $160,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2011 (the “Notes”); and

WHEREAS, Aventine and the Trustee have entered into that certain indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which Aventine is issuing the Notes on the date hereof;

WHEREAS, pursuant to the Purchase Agreement and the Indenture, Aventine is required to deposit into the Escrow Account (as defined below) on December 17, 2004 (the “Closing Date”) $62.5 million (the “Deposit Amount”) of the net proceeds from the offering of the Notes to be held by the Escrow Agent pending application of the funds therein to the construction of the planned expansion of Aventine Renewable Energy, Inc.’s Pekin, Illinois facility, and to provide a security interest therein for the benefit of the Secured Parties, to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of the Notes, the Indenture and the Security Documents (such obligations being the “Obligations”); and

WHEREAS, Aventine has opened a collateral account, Account No. 10209533.1 (the “Escrow Account”) with JPMorgan Chase Bank, N.A. at its office at 600 Travis Street, Suite 1150, Houston, Texas 77002, in the name of Aventine; and

WHEREAS, it is a condition precedent to the initial purchase of the Notes by the Placement Agents pursuant to the Purchase Agreement that Aventine shall have granted the security interest and made the pledge contemplated by this Agreement; and

WHEREAS, unless otherwise defined herein or in the Indenture, terms defined in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York (“UCC”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, Aventine hereby agrees with the Escrow Agent, the Securities Intermediary, and the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE 1
CERTAIN DEFINITIONS; APPOINTMENT OF THE ESCROW AGENT; PLEDGE AND
GRANT OF SECURITY INTEREST; DEPOSIT OF DEPOSIT AMOUNT.

Section 1.01. Certain Definitions. Capitalized terms used herein will have the respective meanings described to them below:

“Additional Provisions” has the meaning given to it in the seventh Whereas clause hereof.

“Aventine” has the meaning given to it in the introductory paragraph hereof.

“Business Day” means any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas, New York, New York, or Minneapolis, Minnesota.

“Closing Date” has the meaning given to it in the third Whereas clause hereof.

“Collateral” has the meaning specified in Section 1.03.

“Collateral Agent” has the specified in the introductory paragraph hereof.

“Collateral Investments” means (i) Treasury Securities, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing not later than one year, in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Escrow Agent or the Collateral Agent or an Affiliate of the Escrow Agent or the Collateral Agent) that is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (iii) investments in commercial paper maturing not later than 270 days and having, at the date of acquisition, a rating no lower than A-1 from Standard & Poor’s Ratings Service, P-1 from Moody’s Investors Service, Inc. or F-1 from Fitch Ratings Ltd.

“Completion Certificate” has the meaning specified in Article 6.

“Deposit Amount” has the meaning specified in the third Whereas clause hereof.

“Disbursement Request Certificate” has the meaning specified in Article 6.

“Entitlement Order” has the meaning specified in Article 5.

“Escrow Account” has the meaning specified in the fifth Whereas clause hereof.

“Escrow Agent” has the meaning specified in the introductory paragraph hereof.

“Events of Default” means an Event of Default as defined in the Indenture.

“Federal Book-Entry Regulations” has the meaning given to it in the seventh Whereas clause hereof.

“Holders” means the registered holders of the Notes.

“Indenture” has the meaning specified in the second Whereas clause hereof.

“JPMorgan Chase Money Market Account” means an interest bearing account at JPMorgan Chase Bank, N.A.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

“Material Adverse Effect” means a material adverse effect on Aventine and its subsidiaries, taken as a whole.

“Notes” has the meaning specified in the first Whereas clause hereof.

“Obligations” has the meaning specified in the third Whereas clause hereof.

“Offering Memorandum” means the Offering Memorandum, dated December 10, 2004, relating to the offering of the Notes issued on the Closing Date.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of Aventine, the Trustee or the Collateral Agent, as applicable.

“Officers’ Certificate” means a certificate signed by two Officers of Aventine.

“Pekin Expansion” means the expansion of annual ethanol production capacity of Aventine Renewable Energy, Inc.’s, ethanol production facility in Pekin, Illinois, by 56.5 million gallons (utilizing a dry milling process).

“Placement Agents” has the meaning specified in the first Whereas clause hereof.

“Pledged Financial Assets” has the meaning specified in Section 1.03.

“Pledged Security Entitlements” has the meaning specified in Section 1.03.

“Purchase Agreement” has the meaning specified in the first Whereas clause hereof.

“Secured Parties” has the meaning specified in Section 1.03.

“Securities Intermediary” has the meaning specified in the introductory paragraph hereof.

“Special Offer to Purchase Notice” means a written notice provided by Aventine or the Trustee to the Escrow Agent that Aventine will consummate a Special Offer to Purchase (as defined in the Indenture) on the Payment Date (as defined in the Indenture), which notice shall expressly set forth the calendar date of the Payment Date, the name, address and wiring instructions for the Paying Agent and the amount required to be paid.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year.

“Trustee” has the meaning specified in the introductory paragraph hereof.

“UCC” has the meaning specified in the sixth Whereas clause hereof.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

Section 1.02. Appointment of the Escrow Agent. The Trustee and Aventine hereby appoint JPMorgan Chase Bank, N.A., as Escrow Agent in accordance with the terms and conditions set forth herein and the Escrow Agent hereby accepts such appointment.

Section 1.03. Grant of Security Interest. Aventine hereby assigns and transfers to the Collateral Agent and hereby grants to the Collateral Agent for the benefit of the Trustee and the Holders (the Holders, Trustee and Collateral Agent, collectively the “Secured Parties”) a continuing security interest in and to all of Aventine’s right, title and interest in, to and under the following (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations:

(a) the Escrow Account, all funds and financial assets (collectively, the “Pledged Financial Assets”) credited to the Escrow Account from time to time (including any Collateral Investments) and all security entitlements of Aventine with respect to the Pledged Financial Assets (all such security entitlements collectively the “Pledged Security Entitlements”), including, without limitation, all dividends, if any, interest, cash, instruments, if any, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Security Entitlements or such Pledged Financial Assets; and

(b) all proceeds of the property and assets described in clause (a) of this Section 1.03 and cash proceeds).

Section 1.04. Deposit of Deposit Amount. On the Closing Date, Aventine shall deposit the Deposit Amount into the Escrow Account.

ARTICLE 2
DELIVERY OF SECURITY COLLATERAL

All securities, financial assets or other property credited to the Escrow Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank. In no case will any financial asset credited to the Escrow Account be registered in the name of Aventine, payable to the order of Aventine or specially indorsed to Aventine unless the foregoing have been specially indorsed to the Securities Intermediary or in blank. All financial assets delivered to the Securities Intermediary pursuant to this Agreement will be promptly credited to the Escrow Account.

ARTICLE 3
CREATION AND MAINTENANCE OF THE ESCROW ACCOUNT

(a) Concurrently with or prior to the Closing Date, Aventine shall have established (and at all times until the Obligations shall have been paid in full and this Agreement shall have been terminated, or the escrow terminates pursuant to Section 13.07, the Securities Intermediary shall maintain and administer in accordance with this Agreement), the Escrow Account with JPMorgan Chase Bank, N.A. at its office at 600 Travis Street, Suite 1150, Houston, Texas 77002 Attn.: ITS - Houston Escrow, Attn: Ms. Ruth Chipongian.

(b) The Securities Intermediary shall cause the Escrow Account to be, and the Escrow Account shall be, separate from all other accounts (including any other escrow account).

(c) The Securities Intermediary shall deposit all other property, assets and items in, and credit such other assets, property and items, in each case belonging to Aventine, to, the Escrow Account.

ARTICLE 4
INVESTING OF AMOUNTS IN THE ESCROW ACCOUNT

As long as the Collateral is deposited in the Escrow Account, the Collateral will be invested by the Escrow Agent at the instruction of Aventine in Treasury Securities and other Collateral Investments. Unless directed otherwise, the Collateral will be invested and reinvested in the JPMorgan Chase Money Market Account to the extent that such account is or contains exclusively a Collateral Investment. The Escrow Agent or any of its Affiliates may receive compensation with respect to any investment directed hereunder.

ARTICLE 5
SECURITIES INTERMEDIARY

The Securities Intermediary, and with respect to subsection (d) below, Aventine, represent and warrant to, and agree with each of the other parties hereto as follows:

(a) Collateral held by the Securities Intermediary for the account of Aventine is, and will continue to be, credited to the Escrow Account.

(b) The Escrow Account is a “securities account” as defined in Section 8-501 of the UCC. The Securities Intermediary is acting as a “securities intermediary” as defined in Section 8-102 of the UCC with respect to the Escrow Account. Aventine is the entitlement holder with respect to the property credited from time to time to the Escrow Account.

(c) The Securities Intermediary has credited and will continue to credit such assets, property and items to the Escrow Account in accordance with instructions given in accordance with the terms and conditions of this Agreement.

(d) For the purposes of Section 8-102(a)(9)(iii) of the UCC, all assets, property and items from time to time carried in the Escrow Account shall constitute “financial assets” under Article 8 of the UCC, and the Securities Intermediary and Aventine agree to treat all such assets, property and items as financial assets.

(e) The Securities Intermediary’s jurisdiction with respect to the Escrow Account for purposes of Section 8-1 10(e) of the UCC is, and will continue to be for so long as the security interest hereunder shall be in effect, the State of New York.

(f) The Securities Intermediary will comply with all notifications it receives directing it to transfer or redeem any property in the Escrow Account (each an “Entitlement Order”) or other directions concerning the Escrow Account (including, without limitation, Entitlement Orders, directions to distribute to the Escrow Agent proceeds of any such transfer or redemption or interest or dividends on property in the Escrow Account) originated by the Collateral Agent without further consent by Aventine or any other Person. The Collateral Agent hereby instructs the Securities Intermediary to follow instructions of (i) the Escrow Agent pursuant to Article 6, and (ii) subject to Article 5(g), Aventine pursuant to Article 4, until such time as the Collateral Agent has delivered a written notice of exclusive control (a “Notice of Exclusive Control”) to the Securities Intermediary, with a copy to the Escrow Agent, at which time the Collateral Agent will be deemed to have the exclusive ability to direct the Collateral. The Collateral Agent hereby agrees with Aventine that it will not deliver a Notice of Exclusive Control unless an Event of Default (as defined in the Indenture) has occurred and is continuing, and shall rescind any such notice if any such Event of Default is cured or waived.

(g) If the Securities Intermediary receives conflicting Entitlement Orders or directions from the Collateral Agent and Aventine, it will follow the Entitlement Orders and directions from the Collateral Agent and not from Aventine.

(h) The Securities Intermediary has not entered into and will not enter into any agreement with any other Person relating to the Escrow Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with Entitlement Orders of such Person. The Securities Intermediary has not entered into any other agreement with Aventine or any other Person purporting to limit or condition the obligation of the Securities Intermediary to comply with Entitlement Orders originated by the Collateral Agent as set forth in paragraph (f) above.

(i) The Securities Intermediary hereby waives and releases any Lien, right of set-off or other right it may have against the Escrow Account or any financial asset carried in the Escrow Account or any credit balance in the Escrow Account and agrees that it will not assert any such Lien or right against the Escrow Account or any financial asset carried in the Escrow Account or any credit balance in the Escrow Account.

(j) Anything herein to the contrary notwithstanding, the Securities Intermediary will not be required to follow any instruction that would violate any applicable law, decree, regulation or order of any government or governmental body (including any court or tribunal).

(k) The Securities Intermediary does not know of any claim to or interest in the Escrow Account or any property credited to the Escrow Account, except for claims and interests of the parties referred to in this Agreement.

(l) When the Securities Intermediary has received any written notice of any claim or interest in the Escrow Account or any property credited to the Escrow Account other than the claims and interests of the parties referred to in this Agreement, the Securities Intermediary will promptly notify the Escrow Agent, the Collateral Agent, the Trustee and Aventine of such claim or interest.

ARTICLE 6
DISBURSEMENTS

Prior to the receipt of a Notice of Exclusive Control, the Escrow Agent shall instruct the Securities Intermediary to hold the assets in the Escrow Account and release the same, or a portion thereof, as follows:

(a) If the Escrow Agent receives, prior to 12:00 p.m., New York City time, on any Business Day, or if after 12:00 p.m., New York City time, the next preceding Business Day, a resolution from the Board of Directors of Aventine set forth in an Officers’ Certificate (a “Completion Certificate”) certifying that, as of the date of such certificate, (i) the Pekin Expansion has been completed, (ii) such expansion has increased production capacity by approximately 56.5 million gallons of ethanol annually, and (iii) all material consents, approvals and licenses necessary for the commercial operation of such expansion have been obtained from the relevant governmental authorities, with a copy sent to the Trustee, the Escrow Agent shall instruct the Securities Intermediary to liquidate, by the close of business on such date, all funds and/or Cash Equivalents and/or Collateral Investments from the Escrow Account and to cause the disbursement of such funds and/or Collateral Investments as directed by Aventine.

(b) If at any time prior to the presentation by Aventine of a Completion Certificate the Escrow Agent receives, prior to 12:00 p.m., New York City time, on any Business Day, or if after 12:00 p.m., New York City time, the next preceding Business Day, a request by Aventine for the disbursement of funds from the Escrow Account set forth in an Officers’ Certificate (a “Disbursement Request Certificate”) (i) indicating in reasonable detail the purpose or purposes to which such funds will be applied and (ii) certifying that (x) the use of such funds for such purpose or purposes will not violate the terms of the Indenture, and (y) such funds will be applied as set forth in clause (i) within no more than seven days after their release from the Escrow Account, with a copy sent to the Trustee, the Escrow Agent shall instruct the Securities Intermediary to liquidate, by the close of business on such date, the funds and/or Collateral Investments from the Escrow Account in an amount equal to the amount specified in the Disbursement Request Certificate and to cause the disbursement of such amount of funds and/or Collateral Investments as directed by Aventine; provided, however, that in the event that the amount requested by Aventine under a Disbursement Request Certificate is equal to or greater than $10 million or such requested amount is less than $10 million but, when added to all other amounts released pursuant to this Article 6(b) during the preceding 30 days, would aggregate to $25 million or more, the Escrow Agent shall not honor such Disbursement Request Certificate unless such Certificate is accompanied by a resolution of the Board of Directors of Aventine approving such disbursement request.

(c) In the event that the Escrow Agent receives a Special Offer to Purchase Notice, the Escrow Agent shall instruct the Securities Intermediary to liquidate and release to the Paying Agent (as defined in the Special Offer to Purchase Notice), not later than the last Business Day prior to the Payment Date (as set forth in the Special Offer to Purchase Notice), the funds and/or Collateral Investments from the Escrow Account in an amount equal to the lesser of (I) the amount required to pay the purchase price, plus accrued and unpaid interest to the date of purchase, for all notes tendered pursuant to a Special Offer to Purchase Notice and (II) the amount of funds and/or Collateral Investments then in the Escrow Account. Concurrently with the release of funds to the Paying Agent, the Escrow Agent will release any excess of escrowed funds over the purchase price to Aventine, and Aventine will be permitted to use the excess funds for any purpose not otherwise prohibited by the Indenture.

(d) Upon the release of any Collateral from the Escrow Account in accordance with the terms of this Agreement, the security interest evidenced by this Agreement in such released Collateral will automatically terminate and be of no further force and effect.

(e) The Escrow Agent shall not be required to instruct the Securities Intermediary to liquidate any Collateral Investment in order to make any payment hereunder except as required under Article 6(a), (b) or (c).

(f) Aventine acknowledges, confirms and agrees that the Collateral Agent holds the Pledged Security Entitlements to the Collateral Investments solely as Collateral Agent for the Trustee and the Holders of the Notes and not as a securities intermediary or financial intermediary.

(g) Nothing in this Article 6 shall affect the Escrow Agent’s rights, upon instruction from the Collateral Agent, to instruct the Securities Intermediary to release Collateral for application thereof to payment of amounts due on the Notes upon acceleration thereof.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to purchase the Notes and to induce the Escrow Agent and the Securities Intermediary to enter into this Agreement, Aventine hereby represents and warrants that:

(a) The execution and delivery by Aventine and the performance by Aventine of its obligations under this Agreement will not contravene (i) any provision of applicable law or the certificate of incorporation or by-laws of Aventine, (ii) any material agreement or other material instrument binding upon Aventine or any of its subsidiaries or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Aventine or any of its subsidiaries, or result in the creation or imposition of any Lien on any assets of Aventine, except for the security interests granted under this Agreement and except, in the case of the foregoing clauses (ii) and (iii), such contraventions as would not, singly or in the aggregate, have a Material Adverse Effect.

(b) No consent of any other Person and no approval, authorization, order of, declaration or qualification with, any governmental body or agency or other third party is required (i) for the execution, delivery or performance by Aventine of its obligations under this Agreement or (ii) for the pledge by Aventine of the Collateral pursuant to this Agreement or for the perfection and maintenance of such pledge, except for (A) those already obtained which are in full force and effect, (B) any such consents, approvals, authorizations or orders as may be required to be obtained by the Collateral Agent (or the Holders) for the exercise by the Collateral Agent of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement and (iii) as would not, singly or in the aggregate, have a Material Adverse Effect.

(c) Aventine is the legal and beneficial owner of the Collateral, free and clear of any Lien or claims of any Person (except for the security interests created by this Agreement). No financing statement or instrument similar in effect covering all or any part of Aventine’s interest in the Collateral is on file in any public or recording office.

(d) This Agreement has been duly authorized, validly executed and delivered by Aventine and constitutes a valid and binding agreement of Aventine, enforceable against Aventine in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, or (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts or materiality, reasonableness, good faith and fair dealing.

(e) Upon the filing of all necessary Uniform Commercial Code financing statements in the proper filing offices and all other actions necessary or desirable to perfect a security interest in the Escrow Account, the security interests in the Escrow Account granted to the Collateral Agent, for the ratable benefit of the Secured Parties, will constitute a valid and perfected first priority security interest in the Escrow Account, securing the Obligations, subject only to Permitted Liens and other Liens expressly permitted under the Indenture. As of the Closing Date, except for the filing of all necessary Uniform Commercial Code financing statements in the proper filing offices and the other filings and actions contemplated hereby and by the Indenture, all other filings and other actions necessary or desirable to perfect the security interest in the Escrow Account will have been duly made or taken and will be in full force and effect.

(f) There are no legal or governmental proceedings pending or, to the best of Aventine’s knowledge, threatened to which Aventine or any of its subsidiaries is a party or to which any of the properties of Aventine or any such subsidiary is subject that would materially adversely affect the power or ability of Aventine to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) The pledge of the Collateral pursuant to this Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System) applicable to Aventine.

(h) No Event of Default exists.

(i) Aventine’s exact legal name, as defined in Section 9-503(a) of the UCC, is “Aventine Renewable Energy Holdings, Inc.”. The chief place of business and chief executive office of Aventine are located at 1300 South 2nd Street, P.O. Box 10, Pekin, Illinois 61555-0010, and Aventine keeps its records concerning the Collateral at such location.

(j) Aventine is the sole account holder of the Escrow Account and Aventine has not consented to, and is not otherwise aware of any Person (other than the Collateral Agent) having “control” (within the meaning of Section 9-104 of the UCC) over the Escrow Account or any money or other property deposited therein.

ARTICLE 8
POWER OF ATTORNEY; COLLATERAL AGENT MAY PERFORM

Subject to the terms of this Agreement, Aventine hereby appoints and constitutes the Collateral Agent as Aventine’s attorney-in-fact (with full power of substitution), with full authority in the place and stead of Aventine and in the name of Aventine or otherwise, from time to time to take any action and to execute any instrument that is necessary or advisable or that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above,

(c) to file any claims or take any action or institute any proceedings that are necessary or desirable or that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Trustee with respect to any of the Collateral,

(d) to pay or discharge taxes or Liens levied or placed upon the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent, and such payments made by the Collateral Agent to become part of the Obligations of Aventine to the Trustee, due and payable immediately upon demand, and

(e) to convey any item of Collateral to any purchaser thereof and give any notices or recordings of any Liens under Article 11 hereof;

provided, however, that the Collateral Agent shall have no duty or obligation to perform any of the foregoing actions. The Collateral Agent’s authority under this Article 8 shall include, without limitation, the authority to execute or endorse (a) any checks or instruments representing proceeds of Collateral in the name of Aventine, (b) any receipts for any certificate of ownership or any document constituting Collateral or transferring title to any item of Collateral, (c) any financing statements (to the extent permitted by applicable law) or (d) any other documents deemed necessary or appropriate by the Collateral Agent or otherwise to preserve, protect or perfect the security interest in the Collateral and to file the same, prepare, file and sign Aventine’s name on any notice of Lien, and to take any other actions arising from or incident to the powers granted to the Collateral Agent in this Agreement. This power of attorney, which will terminate upon the termination of this Agreement, is coupled with an interest and is irrevocable by Aventine.

ARTICLE 9
NO ASSUMPTION OF DUTIES; REASONABLE CARE

The rights and powers conferred on the Collateral Agent hereunder are solely to preserve and protect the security interest of the Secured Parties in and to the Collateral granted hereby and shall not be interpreted to, and shall not impose any duties or obligations on the Collateral Agent in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property held by the Collateral Agent for its own account, it being understood that the Collateral Agent in its capacity as such shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (c) investing or reinvesting any of the Collateral or any loss on any investment.

ARTICLE 10
INDEMNITY; ESCROW AGENT’S LIMITATION OF LIABILITY TO AVENTINE

(a) Aventine shall indemnify, reimburse, hold harmless and defend the Escrow Agent, the Collateral Agent and the Securities Intermediary and their affiliates and their directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from the Escrow Agent’s or Securities Intermediary’s or Collateral Agent’s performance or lack of performance as Escrow Agent or Securities Intermediary or Collateral Agent, respectively, under this Agreement, except to the extent that such claim, action, obligation, liability or expense is directly caused by the bad faith, gross negligence or willful misconduct of such indemnified person; provided, however, that the Securities Intermediary (i) shall not be excused from, and shall not be excused from liability for, acting or refraining from acting and (ii) shall not be indemnified or held harmless under this Article 10 for the taking or the failure to take any action, in each case, hereunder in its capacity as Securities Intermediary to the extent the taking or the failure to take any such action violates the duties and obligations expressly imposed upon the Securities Intermediary under the Federal Book-Entry Regulations or Article 8, Part 5 of the UCC. This indemnity shall be a continuing obligation of Aventine, its respective successors and assigns, notwithstanding the termination of this Agreement and the resignation or removal of the Escrow Agent or the Securities Intermediary or the Collateral Agent.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Collateral (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Collateral), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to Aventine even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Agreement or the Collateral, or should a substitute escrow agent fail to be designated as provided in Section 13.14 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Collateral until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Collateral, Aventine agrees to reimburse Escrow Agent for its attorneys’ fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

(d) The Escrow Agent, the Securities Intermediary and the Collateral Agent shall not incur any liability to Aventine for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent or the Collateral Agent (including, but not limited to, any act or provision or any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(e) The Escrow Agent, the Securities Intermediary and the Collateral Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. In no event shall the Escrow Agent, the Securities Intermediary or the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent, the Securities Intermediary or the Collateral Agent have been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE 11
REMEDIES UPON EVENTS OF DEFAULT

If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise, in addition to all other rights given by law or by this Agreement or the Indenture, all of the rights and remedies with respect to the Collateral of a secured party under the UCC at that time and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at any broker’s board or at public or private sale, in one or more sales or lots, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent will give Aventine reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The purchaser of any or all Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through Aventine. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. The Trustee, the Collateral Agent or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys’ fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral.

(b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied to, all or any part of the Obligations in such order as the Collateral Agent shall elect consistent with Section 10.3(c) of the Indenture and the Security Agreement. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Obligations shall be paid over to Aventine.

(c) Aventine further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to ensure that such sale or sales of all or any portion of the Collateral pursuant to this Article 11 are valid and binding and in compliance with any and all other applicable requirements of law. Aventine further agrees that a breach of any of the covenants contained in this Article 11 will cause irreparable injury to the Trustee and the Holders of the Notes, that the Trustee and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Article 11 shall be specifically enforceable against Aventine, and Aventine hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

(d) The Collateral Agent may but is not obligated to exercise any and all rights and remedies of Aventine in respect of the Collateral.

(e) Subject to and in accordance with the terms of this Agreement, all payments received by Aventine in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of Aventine and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

ARTICLE 12
EXPENSES

Aventine agrees to pay to the Escrow Agent the reasonable fees as may be agreed upon from time to time in accordance with the Escrow Agent’s fee schedule attached hereto as Schedule I, as such Schedule I may be amended from time to time in the ordinary course of the Escrow Agent’s business. Aventine will pay to the Trustee, the Collateral Agent and the Escrow Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Trustee, the Escrow Agent and the Collateral Agent, that the Trustee, the Escrow Agent and the Collateral Agent may incur in connection with (a) the review, negotiation and administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Trustee, the Escrow Agent, the Collateral Agent or the Secured Parties hereunder or (d) the failure by Aventine to perform or observe any of the provisions hereof. Aventine will pay all such fees and expenses within thirty (30) days of receipt of an invoice therefor.

ARTICLE 13
MISCELLANEOUS PROVISIONS

Section 13.01. Notices. Any notice, direction or communication given hereunder and any deliveries made hereunder shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

If to Aventine:

Aventine Renewable Energy Holdings, Inc.
1300 South 2nd Street;
P.O. Box 10
Pekin, Illinois 61555-0010
Facsimile: 309-347-8541
Attention: Chief Financial Officer

With copies to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Facsimile: 312-407-0411
Attention: Richard D. Truesdell, Jr., Esq.

If to the Trustee or the Collateral Agent:

Wells Fargo Bank, N.A.
Corporate Trust Services
Sixth Street & Marquette Avenue
Minneapolis, MN 55479
Attn.: Jeffery T. Rose
Telephone: (612) 667-0337
Facsimile: (612) 667-9825

If to the Escrow Agent or the Securities Intermediary:

JPMorgan Chase Bank, N.A.
600 Travis Street, Suite 1150
Houston, Texas 77002
Attn: Ruth Chipongian
Telephone: (713) 216-6337
Facsimile: (713) 216-6927

     With copies to:

Vinson & Elkins L.L.P.
3700 Trammell Crow Center

2001 Ross Avenue
Dallas, Texas 75201
Facsimile: 214-999-7994
Attention: William D. Young, Esq.

or, as to any such party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 13.01. All such notices and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is confirmed, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

Section 13.02. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

Section 13.03. Headings. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.04. Counterpart Originals. This Agreement may be signed in separate counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. All signatures of the parties to this agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

Section 13.05. Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 13.06. Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article IX of the Indenture and pursuant to a written instrument executed by all the parties hereto. None of the Trustee, the Escrow Agent, the Securities Intermediary, the Collateral Agent or any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee, the Escrow Agent, the Securities Intermediary, the Collateral Agent or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee, the Escrow Agent, the Collateral Agent, the Securities Intermediary or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee, the Escrow Agent, the Securities Intermediary, the Collateral Agent or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

Section 13.07. Continuing Security Interest; Termination. (a) This Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in this Agreement, remain in full force and effect until the earlier of (i) the discharge or defeasance of all obligations of Aventine under the Indenture pursuant to Article VIII of the Indenture or (ii) disbursement of all of the Collateral pursuant to Article 6. This Agreement shall be binding upon Aventine and its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Trustee and the Collateral Agent hereunder, to the benefit of the Trustee, the Collateral Agent, the Holders of the Notes and their respective successors, transferees and assigns.

(b) This Agreement (other than Aventine’s obligations under Articles 10 and 12) shall terminated upon the earlier of (i) the discharge or defeasance of all obligations of Aventine under the Indenture pursuant to Article VIII of the Indenture or (ii) disbursement of all of the Collateral pursuant to Article 6.

(c) At such time as set forth in (a) or (b) above, the Collateral Agent shall, pursuant to a written order of Aventine, reassign and redeliver to Aventine all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Collateral Agent in accordance with the terms of this Agreement and the Indenture and take all actions requested by Aventine that are necessary to release the security interest created by this Agreement in and to the Collateral, including the filing of all termination statements provided to it necessary to terminate any financing or continuation statements filed with respect to the Collateral. Such reassignment and redelivery shall be without warranty by or recourse to the Collateral Agent or the Trustee in its capacity as such and shall be at the reasonable expense of Aventine.

Section 13.08. Survival of Representations and Covenants. All representations, warranties and covenants of Aventine contained herein shall survive the execution and delivery of this Agreement, and shall terminate only upon the termination of this Agreement. The obligations of Aventine under Sections 10 and 12 hereof shall survive the termination of this Agreement.

Section 13.09. Waivers. Aventine waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which Aventine might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

Section 13.10. Authority of the Collateral Agent and the Escrow Agent. (a) The Collateral Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Collateral Agent by the terms hereof, together with such powers as are reasonably incident thereto but no duties, obligations or powers shall be inferred or implied. The Collateral Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents, attorneys, experts, accountants, advisors or employees and the exculpatory provisions provided herein shall be equally applicable to such Persons. The Collateral Agent shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning any matters arising hereunder. Except as otherwise expressly provided in this Agreement or the Indenture, neither the Collateral Agent nor any director, officer, employee, attorney or agent of the Collateral Agent shall be liable to Aventine for any action taken or omitted to be taken by the Collateral Agent, in its capacity as Collateral Agent, hereunder, except for its own bad faith, gross negligence or willful misconduct. The Collateral Agent and its directors, officers, employees, attorneys and agents shall be entitled to conclusively rely on any communication, instrument or document (whether in its original or facsimile form) believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

(b) Aventine acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Aventine, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Aventine shall not be obligated or entitled to make any inquiry respecting such authority.

(c) The Escrow Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incident thereto but no duties, obligations or powers shall be inferred or implied. The Escrow Agent may perform any of its duties hereunder or in connection with the Collateral by or through agents, attorneys, experts, accountants, advisors or employees and the exculpatory provisions provided herein shall be equally applicable to such Persons. The Escrow Agent shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning any matters arising hereunder. Except as otherwise expressly provided in this Agreement or the Indenture, neither the Escrow Agent nor any director, officer, employee, attorney or agent of the Escrow Agent shall be liable to Aventine for any action taken or omitted to be taken by the Escrow Agent, in its capacity as Escrow Agent, hereunder, except for its own bad faith, gross negligence or willful misconduct. The Escrow Agent and its directors, officers, employees, attorneys and agents shall be entitled to conclusively rely on any communication, instrument or document (whether in its original or facsimile form) believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons.

(d) The Escrow Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Aventine shall not be obligated or entitled to make any inquiry respecting such authority.

Section 13.11. Removal of Escrow Agent and Securities Intermediary; Successor Escrow Agent and Securities Intermediary by Merger, Etc. (a) Aventine and the Trustee may remove both the Escrow Agent and the Securities Intermediary at any time by giving to the Escrow Agent and the Securities Intermediary thirty calendar days’ prior notice in writing signed by both Aventine and the Trustee.

(b) Within twenty calendar days after giving the foregoing notice of removal to the Escrow Agent and the Securities Intermediary, Aventine and the Trustee shall jointly agree on and appoint a successor Escrow Agent and Securities Intermediary. If a successor Escrow Agent has not accepted such appointment by the end of such twenty-day period, the Escrow Agent and Securities Intermediary may, in their sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent and Securities Intermediary or for other appropriate relief.

(c) Upon receipt of the notice of identity of the successor Escrow Agent, the Escrow Agent shall deliver the Collateral then held hereunder to the successor Escrow Agent.

(d) If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

Section 13.12. Resignation. The Escrow Agent may resign hereunder upon sixty (60) days’ prior notice to the Aventine and Trustee. Upon the effective date of such resignation, the Escrow Agent shall deliver the Collateral to any substitute escrow agent designated by Aventine and Trustee in writing. If Aventine and Trustee fail to designate a substitute escrow agent within sixty (60) days after the giving of such notice, the Escrow Agent may institute a petition for interpleader. The Escrow Agent’s sole responsibility after such 60-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate.

Section 13.13. Tax Matters. Each of Aventine and the Trustee and the Collateral Agent shall provide the Escrow Agent with its taxpayer identification number documented on the signature page hereto. Failure so to provide such forms may prevent or delay disbursements from the Collateral and may also result in the assessment of a penalty and Escrow Agent’s being required to withhold tax on any interest or other income earned on the Collateral. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

Section 13.14. Funds Transfer. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your Officers, as the Escrow Agent may select. Such Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Officer. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

(b) It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

Section 13.15. Final Expression. This Agreement, together with the Indenture and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

Section 13.16. Rights of Holders of The Notes. No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Article VI of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture.

Section 13.17. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Waiver of Damages. (a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, and any dispute arising out of, connected with, related to, or incidental to the relationship established between Aventine, the Trustee, the Escrow Agent, the Collateral Agent, the Securities Intermediary, and the Holders of the Notes in connection with this Agreement, and whether arising in contract, tort, equity or otherwise, shall be resolved in accordance with the laws of the State of New York.

(b) Aventine hereby waives personal service of process in any suit, action or proceeding with respect to this Agreement and for actions brought under the U.S. Federal or state securities laws brought in any Federal or state court located in the City of New York (each a “New York Court”) and consents that all service of process in any such suit, action or proceeding shall be made by registered mail, return receipt requested, directed to Aventine at the address indicated in Section 13.01. Each of the parties hereto submits to the jurisdiction of any New York Court and to the courts of its corporate domicile with respect to any actions brought against it as defendant in any suit, action or proceeding arising out of, connected with, related to, or incidental to the relationship established among Aventine, the Trustee, the Collateral Agent, the Securities Intermediary, the Escrow Agent and the Holders in connection with this Agreement, and each of the parties hereto waives any objection that it may have to the laying of venue, including any pleading of forum non conveniens, with respect to any such action and waives any right to which it may be entitled on account of place of residence or domicile.

(c) Aventine agrees that neither any Holder of Notes nor (except as otherwise provided in this Agreement or the Indenture) the Escrow Agent in its capacity as Escrow Agent nor the Securities Intermediary nor the Collateral Agent shall have any liability to Aventine (whether arising in tort, contract or otherwise) for losses suffered by Aventine in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, unless such losses were the result of acts or omissions on the part of the Escrow Agent, the Securities Intermediary, or the Collateral Agent or such Holders of Notes, as the case may be, constituting bad faith, gross negligence or willful misconduct.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed and delivered as of the date first above written.

Tax Certification: Taxpayer ID#: 05-0569368

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN Customer is a (check one):

☒ Corporation	☐ Municipality	☐ Partnership	☐ Non-profit or Charitable Org

☐ Individual	☐ REMIC	☐ Trust	☐ Other

Under the penalties of perjury, the undersigned certifies that:

(1)	the entity is organized under the laws of the United States

(2)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Aventine:

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Financial Officer

Tax Certification: Taxpayer ID#: 94-1347393

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and provide Form W8-BEN Customer is a (check one):

☐ Corporation	☐ Municipality	☐ Partnership	☐ Non-profit or Charitable Org

☐ Individual	☐ REMIC	☐ Trust	☒ Other National Association

Under the penalties of perjury, the undersigned certifies that:

(4)	the entity is organized under the laws of the United States

(5)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(6)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

NOTE: The following certification shall be used by and for a U.S. resident only. Non-residents must use and Provide Form W8-BEN Customer is a (check one):

Trustee and Collateral Agent:

WELLS FARGO BANK N.A.

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Corporate [ ] Officer

Securities Intermediary and Escrow Agent:

JPMORGAN CHASE BANK, N.A.

By:	/s/ May Ng
	Name:	May Ng
	Title:	Vice President Trust Officer

SCHEDULE I

Schedule I
Fee Schedule

JPMorgan

Schedule of Fees
for
Escrow Agent Services

Minimum Administrative Fee      $1,500
Payable Upon Account Opening and in Advance each year in which we act as Escrow Agent

A one (1) year Minimum Administrative Fee will be assessed for any account that is funded. The Administrative Fee will cover a maximum of ten (10) annual administrative hours for the Bank’s standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

Activity Fees:

Activity fees will not be assessed for any month in which fewer than three transactions occur.

Disbursements
Per Check	$35
Per Wire U.S.	$35
International	$100

Receipts

Per Deposit	$10

Investments
Per directed buy/sell	$75

The investments fee will be waived if JPMorgan’s Money Market Account or Cash Escrow sweep product offered by JPMorgan’s Escrow Group is the selected investment.

Legal Expenses:	At Cost

There will be no legal expense for JPMorgan Chase if our standard form escrow agreement is employed without substantive amendments.

Extraordinary Services and Out-of Pocket Expenses:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of ten (10) hours and all reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s standard rate.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

•                  The escrow deposit shall be continuously invested in a JPMorgan Money Market Account or JPMorgan’s Cash Escrow sweep product.

•                  The account will be invoiced in the month in which the account is opened and annually thereafter.

•                  Payment of the invoice is due 30 days following receipt.

•                  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

•                  This proposal is subject to (i) our legal review and (ii) satisfactory due diligence review.

SCHEDULE II

Schedule II

Telephone Number(s) for Call-backs and Person(s)

Designated to Confirm Funds Transfer Instructions

If to Aventine:

Name	Telephone Number
1. William Brennan	309-347-9200
2. Ken Eckhardt	309-347-9335

If to Trustee:

Name	Telephone Number
1. Jeffery T. Rose	612-667-0337
2. Kim Nguyen	612-667-7916

Telephone call-backs shall be made to either Aventine or Trustee if joint instructions are required pursuant to the Escrow Agreement.